Exhibit 2.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated as of August 31, 2004 (this “Agreement”), is made by and among Broder Bros., Co., a Michigan corporation (the “Company”) and the Persons set forth on the “Schedule of Purchasers” attached hereto (hereinafter referred to collectively as the “Purchasers” and individually as a “Purchaser”). The Purchasers will purchase, severally and not jointly, the number of shares of stock and warrants listed on the Schedule of Purchasers attached hereto. Except as otherwise indicated, capitalized terms used herein are defined in Section 6 hereof.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, as amended (the “Merger Agreement”), by and among the Company, NES Clothing Company Holdings Trust (“NES”), the Shareholders of NES Clothing Company Holdings Trust (the “Shareholders”) and NES Acquisition Corp. (“Acquisition Co”), Acquisition Co. will merge with and into NES, with NES acting as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, this Agreement is executed and the transactions contemplated hereby are consummated simultaneously with the Merger.

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Authorization of Issuance and Sale of Securities.

1A. Issuance of Securities. The Company shall (prior to Closing, as defined below) authorize the issuance and sale to the Purchasers of:

(i) The number of shares of its Class B Common Stock, par value $.01 per share (the “Class B Common”), Class L Common Stock, Series 3, par value $.01 per share (the “Class L-3 Common”) and Class L Common Stock, Series 4, par value $.01 per share (the “Class L-4 Common” and together with the Class B Common and the Class L-3 Common, collectively referred to as the “Common Stock”), each having the rights and preferences set forth in the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) attached as Exhibit A hereto, set forth opposite such Purchaser’s name on the Schedule of Purchasers; and

(ii) The number of warrants to subscribe for and purchase shares of Class L-3 Common (the “L-3 Warrants”), set forth opposite such Purchaser’s name on the Schedule of Purchasers, each such L-3 Warrant subject to the terms and conditions set forth in the Form of Warrant attached as Exhibit B hereto.

The L-3 Warrants and the Common Stock issued by the Company to the Purchasers hereunder are collectively referred to herein as the “Securities”.

Section 2. Purchase and Sale of Securities.

2A. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements set forth herein, but subject to the terms and conditions set forth herein, at the Closing the Company shall sell to each Purchaser and each Purchaser shall purchase from the Company, the number of shares of Common Stock and L-3 Warrants set forth opposite such Purchaser’s name on the Schedule of Purchasers, for the aggregate purchase price for each such Purchaser as set forth therein. The sale of the Securities to each Purchaser shall constitute a separate sale hereunder and the obligations of each Purchaser hereunder shall be several rather than joint.

2B. The Closing. The closing of each separate sale and purchase of the Securities (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, on the date hereof, or at such other place or on such other date as may be mutually agreeable to the Purchasers and the Company. At the Closing, the Company shall deliver to each Purchaser a certificate or certificates evidencing the number of shares of each class of Common Stock and L-3 Warrants to be purchased by such Purchaser, registered in such name as such Purchaser shall designate, against payment of the purchase price therefor by wire transfer of immediately available funds to a bank account designated by the Company.

Section 3. Restrictions on Transfers.

3A. Restrictions. Restricted Securities are only transferable pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rules then in force) if such rules are available, and (iii) subject to the conditions specified in Section 3B below, any other legally available means of transfer pursuant to the Securities Act.

3B. Procedure for Transfer. In connection with the transfer of any Restricted Securities (other than a transfer referred to in clauses (i) or (ii) of Section 3A above), the holder thereof will deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis LLP or other counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of such Restricted Securities delivers to the Company an opinion of such counsel that no subsequent transfer of such Restricted Securities will require registration under the Securities Act, the Company will promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act Legend set forth in Section 3D below. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such Securities Act Legend, the holder thereof will not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section and Section 3D.

3C. Transferees. Upon request of any Purchaser, the Company shall promptly supply to such Purchaser or its prospective transferees all information required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

3D. Legend. Each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form (the “Securities Act Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON AUGUST 31 2004 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE TRANSFER OF SUCH SECURITIES. IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF AUGUST 31, 2004, BETWEEN THE ISSUER (THE “COMPANY”) AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE TO TRANSFER SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.”

In addition, to the extent applicable, each certificate evidencing the Securities issued hereunder and each certificate issued in exchange for or upon the transfer of any of the Securities (if such Securities remain “Shareholder Shares” (as defined in the Company’s Amended and Restated Shareholders Agreement, dated as of the date hereof (the “Shareholders Agreement”)) after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND VOTING RESTRICTIONS PURSUANT TO THE AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF AUGUST 31, 2004, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS. A COPY OF SUCH SHAREHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

3E. Legend Removal.

(i) Whenever any of the Restricted Securities cease to be Restricted Securities and are not otherwise Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, upon surrender to the Company of the certificate representing such securities, a new certificate representing such Securities of like tenor but not bearing a legend of the character set forth above.

(ii) The Transferability Legend set forth above shall be removed from the certificates evidencing any shares which cease to be Shareholder Shares in accordance with the Shareholders Agreement.

Section 4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that as of the Closing:

4A. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is qualified (or shortly after the Closing will be qualified) to do business in every jurisdiction in which the nature of its business requires it to be so qualified. The Company has delivered to the Purchasers true and complete copies of its Articles of Incorporation as in effect on the date hereof.

4B. Capital Stock and Related Matters.

(i) As of the Closing:

(A) The authorized capital stock of the Company will consist of 62,000,000 shares, consisting of:

(1) 15,000,000 of Class A Common Shares, par value $.01 per share (“Class A Common”);

(2) 35,000,000 of Class B Common Shares, par value $.01 per share (“Class B Common”); and

(3) 12,000,000 of Class L Common Shares, par value $.01 per share (“Class L Common”), consisting of 2,000,000 of Class L Common, Series 1; 2,000,000 of Class L Common, Series 2; 4,000,000 of Class L Common, Series 3; and 4,000,000 of Class L Common, Series 4.

(B) The Company will have issued, and there will be outstanding 10,311,111 shares of Class A Common, 28,787,092 shares of Class B Common, 1,000,000 shares of Class L Common, Series 1, 966,791 shares of Class L, Series 2, 2,791,852 shares of Class L, Series 3, and 2,699,138 shares of Class L, Series 4; and

(C) The Company will have issued and outstanding 111,111 warrants to purchase shares of Class L Common, Series 1 and 310,205 L-3 Warrants.

(ii) As of the Closing, all of the outstanding shares of the Company’s capital stock will have been duly authorized, and upon payment therefor will be validly issued, fully paid and nonassessable.

4C. Authorization; No Breach. The execution, delivery and performance of this Agreement (including the issuance and delivery of the Securities hereunder) and all other agreements and transactions contemplated hereby and thereby have been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the availability of equitable remedies and to the laws of bankruptcy and other similar laws affecting creditors’ rights generally. The execution and delivery by the Company of this Agreement and all other agreements and instruments contemplated hereby to be executed by the Company and the offering, sale and issuance of the Securities hereunder, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than in connection with certain state and federal securities laws) pursuant to, the Articles of Incorporation or bylaws of the Company, or any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company is subject or any agreement or instrument to which the Company is a party.

4D. No Registration. Assuming the truth and accuracy of the representations set forth in Section 5 hereof, the offers and sales of the Securities pursuant to the terms hereof are not required to be registered under the Securities Act or any state securities laws.

Section 5. Purchasers’ Representations and Warranties.

5A. Purchaser’s Investment Representations. Each Purchaser hereby represents that it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for investment purposes and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein will prevent any Purchaser and the subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 3 hereof.

5B. Other Representations and Warranties of the Purchasers. Each Purchaser hereby severally represents and warrants to the Company that:

(i) such Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Securities purchased hereunder and has had full access to such other information concerning the Company as such Purchaser may have requested and that in making its decision to invest in the Securities being purchased hereunder such Purchaser is not in any way relying on the fact that any other person has decided to be a Purchaser hereunder or to invest in the Securities;

(ii) such Purchaser (a) is an “accredited investor” as defined in Rule 501(a) under the Securities Act or (b) by reason of its business and financial experience, and the business and financial experience of those retained by it to advise it with respect to its investment in the Securities being purchased hereunder, it, together with such advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its prospective investment in such Securities, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment; and

(iii) (a) such Purchaser has the requisite power and authority to purchase the Securities to be purchased by it hereunder and has authorized the purchase of such Securities and (b) if the Purchaser is not an individual, the purchase of the Securities being purchased by it hereunder does not violate its charter, by-laws or other organizational documents.

(iv) the determination of each such Purchaser to purchase the Securities pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser.

Section 6. Definitions.

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Restricted Securities” means the Common Stock and the L-3 Warrants issued hereunder and any securities issued with respect to such Common Stock and/or L-3 Warrants, to the extent applicable, by way of any stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities will cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rules then in force) or (c) been otherwise transferred and new securities for them not bearing the Securities Act Legend set forth in Section 3D have been delivered by the Company in accordance with Section 3B. Whenever any particular securities cease to be Restricted Securities, the holder thereof will be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act Legend of the character set forth in Section 3D.

“Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act as such rule may be amended from time to time, or any similar rule then in force.

“Rule l44A” means Rule 144A promulgated by the Securities and Exchange Commission under the Securities Act as such rule may be amended from time to time, or any similar rule then in force.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

Section 7. Miscellaneous.

7A. Inspection Rights. So long as. the Purchasers own at least 50% of the L-3 Warrants issued on the date hereof (assuming, for purposes of this Section 7A full exercise of the L-3 Warrants), the Company shall permit one representative selected by the holders of the majority of the L-3 Warrants issued on the date hereof (assuming for purposes of this section that the L-3 Warrants have been fully exercised), upon reasonable notice and during normal business hours and such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its subsidiaries, (ii) examine the corporate and financial records of the Company and its subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its subsidiaries (it being understood that such representative will keep all non-public information confidential).

7B. Remedies. The holders of Securities acquired hereunder (directly or indirectly) will have all of the rights and remedies set forth in this Agreement and the Articles of Incorporation, and all of the rights and remedies which such holders have been granted at any time under any other agreement or contract, and all of the rights and remedies which such holders have under any law. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.

7C. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision hereof shall be effective against the Company or the Purchasers unless such modification, amendment or waiver is approved in writing by the Company and the holders of a majority of the Securities purchased hereunder. The failure of any party to enforce any provision of this Agreement or under any agreement contemplated hereby or under the Articles of Incorporation or the bylaws shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement, any agreement referred to herein, the Articles of Incorporation, or the bylaws in accordance with their terms.

7D. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement, regardless of any investigation made by the Company or any Purchaser or on its behalf.

7E. Successors and Assigns.

(i) Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not. ill addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as the purchaser or holder of Securities, as the case may be, are also for the benefit of and enforceable by any subsequent holder of such Purchaser’s Securities.

(ii) If a sale, transfer, assignment or other disposition of any Securities is made in accordance with the provisions of this Agreement to any Person and any such Securities remain Restricted Securities immediately after such disposition, such Person shall, at or prior to the time such Securities are acquired, execute a counterpart of this Agreement with such modifications thereto as may be necessary to reflect such acquisition, and such other documents as are necessary to confirm such Person’s agreement to become a party to, and to be bound by, all covenants, terms and conditions of this Agreement as theretofore amended.

7F. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

7G. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, anyone of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

7H. Descriptive Heading. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

7I. Governing Law. All issues concerning the enforceability, validity and binding effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

7J. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, or sent by guaranteed overnight courier service. Notices, demands and communications will be sent to each Purchaser at such Purchaser’s address as indicated in the books and records of the Company’s transfer agent and registrar and to the Company at the addresses indicated below:

Notices to the Company:

Broder Bros., Co.

45555 Port Street

Plymouth, Michigan 48170

Attention: Chief Executive Officer

TelecopyNumber: (734) 454-0296

With a copy to:

Bain Capital, LLC

745 Fifth Avenue

New York, New York 10151

Attention: Edward W. Conard /Yoo Jin Kim

TelecopyNumber: (212) 421-2225

and

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Matthew Steinmetz, P.C. / Jeffrey W. Richards

Facsilime No.: (312) 861-2200

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

COMPANY:

BRODER BROS., CO.

By:	/S/ VINCENT TYRA

PURCHASERS:

BAIN CAPITAL FUND VII, LLC

By:	Bain Capital Fund VII, LP., its sole member
By:	Bain Capital Partners VII, LP., its General Partner
By:	Bain Capital Investors, LLC, its General Partner

By:	/S/ EDWARD CONARD
Managing Director

BCIP ASSOCIATES III, LLC

By:	BCIP Associates III, its Manager
By:	Bain Capital Investors, LLC, its Managing Partner

By:	/S/ EDWARD CONARD
Managing Director

RANDOLPH STREET PARTNERS II

By:	/S/ MATTHEW STEINMETZ
A Partner

Schedule of Purchasers

Purchaser	No. of Shares of Series Class B Common	No. of Shares of Class L, Series 3 Common	No. of Shares of Class L, Series 4 Common	No. of Class Series L, Series 3 Warrants	Total Investment	Total Purchase Price
Bain Capital Fund VII, LLC	3,116,946	302,290	292,251	33,588	3,745,075	$11,038,777
BCIP Associates III, LLC	310,425	30,106	29,106	3,345	372,982	$1,099,384
BCIP Associates III-B, LLC	53,705	5,208	5,035	579	64,527	$190,194
Randolph Street Partners II	23,053	2,236	2,162	248	27,699	$81,645

TOTAL	3,504,129	339,840	328,554	37,760	4,210,283	$12,410,000

Exhibit A

Amended and Restated Articles of Incorporation

Exhibit B

Form of Warrant